FOR IMMEDIATE RELEASE

Penske Automotive Group Announces Results of Early Tender for 7.75%
Senior Subordinated Notes Due 2016

Announces Redemption of All Remaining 2016 Notes

BLOOMFIELD HILLS, MI, August 28, 2012 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced that holders of approximately $317.7 million aggregate principal amount (representing approximately 85%) of the 7.75% senior subordinated notes due 2016 (the “2016 Notes”) validly tendered their Notes prior to the early tender deadline of 5:00 p.m. on August 27, 2012.

Those holders who validly tendered their 2016 Notes received an aggregate of $336.2 million, consisting of the total consideration of $1,042.50 per $1,000 principal amount of the 2016 Notes, which included an early tender premium/consent payment of $10.00 per $1,000 principal amount of the 2016 Notes, and accrued and unpaid interest on the 2016 Notes up to, but not including, the payment date.

In connection with the tender offer, the Company solicited consents (“Consents”) from the 2016 Noteholders to amend the indenture governing the 2016 Notes (the “Amendments”). Since the Company received Consents from greater than a majority in aggregate principal amount of the outstanding 2016 Notes, it has executed a supplemental indenture to the indenture governing the 2016 Notes giving effect to the Amendments, which, among other modifications, eliminates substantially all of the restrictive covenants and certain event of default provisions contained therein. After the purchase by the Company of all 2016 Notes validly tendered and not validly withdrawn prior to the early tender deadline, $57.3 million in aggregate principal amount of the 2016 Notes remain outstanding.

Continuing Tender Offer

Holders who validly tender their 2016 Notes after 5:00 p.m. on August 27, 2012, but on or prior to the end of the day, 12:00 midnight, on September 11, 2012, will receive the tender offer consideration of $1,032.50 per $1,000 principal amount of the 2016 Notes, plus any accrued and unpaid interest on the 2016 Notes up to, but not including, the final payment date, but will not receive the early tender premium/consent payment noted above. The continuing tender offer is conditioned upon the satisfaction of certain customary conditions.

The complete terms and conditions of the continuing tender offer are set out in the Offer to Purchase and Consent Solicitation Statement, dated August 14, 2012, and the related Letter of Transmittal and Consent. The holders of 2016 Notes may obtain copies of all these documents free of charge by directing a request to Georgeson Inc., the Information Agent for the Offer, at 199 Water Street, 26th Floor, New York, New York 10038 and by telephone 1-212-440-9800, for banks and brokers, or 1-800-561-3991 for others.

BofA Merrill Lynch is acting as Dealer Manager in connection with the continuing tender offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect). The Bank of New York Mellon Trust Company, N.A. is acting as the Depositary for the Offer.

Redemption

The Company also announced today that it is redeeming (the “Redemption”) all 2016 Notes that remain outstanding after completion of the tender offer at a redemption price of 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest to, but excluding, September 27, 2012. The Redemption of the 2016 Notes will be paid in cash, using proceeds from the Company’s $550 million 5.75% Senior Subordinated Notes offering completed today.

The Company’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the paying agent, The Bank of New York Mellon Trust Company, N.A.

The address of The Bank of New York Mellon Trust Company, N.A., is Bond Redemption Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057,  Attention: Mr. Dan Donovan, Phone: (312) 827-8547, Fax: (312) 827-8542, E-mail:  dan.donovan@bnymellon.com.

This press release is neither an offer to purchase, a solicitation of an offer to sell the 2016 Notes or any other securities or a solicitation of Consents, and is neither an offer to sell nor a solicitation of an offer to purchase the Company’s new senior subordinated notes due 2022 or any other securities. The Offer is made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent. None of the Company, its management, its Board of Directors, the information agent, the Dealer Manager, the Depositary, the trustee, nor any other person makes any recommendation as to whether holders of the 2016 Notes should tender their 2016 Notes, and no one has been authorized to make such a recommendation. Holders of the 2016 Notes must make their own decisions as to whether to tender their 2016 Notes, and, if they decide to do so, the principal amount of 2016 Notes to tender.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s tender offer. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the tender offer, which is subject to numerous uncertainties. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

., headquartered in Bloomfield Hills, Michigan, operates 340 retail automotive franchises, representing 41 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # # # # #